[NM LOGO]

To the Shareholders of
Niagara Mohawk Power Corporation

You are cordially invited to attend the Annual Meeting of your Corporation to be held at 10:30 a.m. on Tuesday, May 7, 1996 at THE DESMOND, 660 ALBANY-SHAKER ROAD, ALBANY, NEW YORK 12211.

At this Annual Meeting, you will be asked to elect Class II Directors. A current report on the affairs of the Corporation will be presented at the meeting and shareholders will have an opportunity to ask questions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take a moment now to record your vote, sign and date your proxy card and promptly return it in the self-addressed envelope. No postage is necessary. You may revoke your voted proxy at any time prior to the vote being taken at the meeting or vote in person if you decide to attend the meeting.

We appreciate your continued support and express our appreciation in advance.

Sincerely,


William E. Davis
Chairman of the Board and
Chief Executive Officer



March 25, 1996



Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, NY 13202
NOTICE OF ANNUAL MEETING

Niagara Mohawk Power Corporation
300 Erie Boulevard West, Syracuse, New York 13202

Please take notice that the Annual Meeting of Shareholders of Niagara Mohawk Power Corporation will be held at The Desmond, 660 Albany-Shaker Road, Albany, New York 12211 on Tuesday, May 7, 1996 at 10:30 a.m. for the following purposes:

(1) To elect five directors to serve in Class II for a term expiring at the 1999 Annual Meeting;

(2) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on March 19, 1996.


By Order of the Board of Directors




Kapua A. Rice
Secretary






Dated: March 25, 1996


PROXY STATEMENT

Niagara Mohawk Power Corporation
300 Erie Boulevard West, Syracuse, New York 13202


The enclosed proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of Niagara Mohawk Power Corporation ("Corporation") for use at the Annual Meeting of Shareholders to be held on May 7, 1996 and at any adjournment thereof. This proxy statement and the form of proxy, together with the 1995 Annual Report, are first being mailed to shareholders on or about March 25, 1996.


VOTING RIGHTS AND VOTE REQUIRED

The close of business on March 19, 1996 has been fixed as the record date for determining the holders of Common Stock entitled to vote at the meeting. Only shareholders of Common Stock whose names appeared of record on the books of the Corporation on the record date will be entitled to notice of and to vote at the meeting and at any adjournment thereof. On the record date there were 144,332,855 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

Shareholders are urged to sign the accompanying form of proxy and return it promptly in the envelope provided for that purpose. The proxy does not affect the right to vote in person at the meeting and, if voted, may be revoked at any time prior to the vote being taken at the meeting. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted for the election of the nominees for directors set forth in this Proxy Statement. In the event any nominee withdraws or is for any reason unable to serve, a contingency not presently anticipated, proxies will be voted for any nominee that may be designated by the Board of Directors as a substitute nominee.

A majority of the shares entitled to vote at the meeting shall constitute a quorum. A plurality of the votes cast at the meeting is required for the election of directors. Except where otherwise provided by law, an affirmative vote of a majority of the votes cast at the meeting is required for approval of any other matter. Abstentions and broker non-votes will not be considered as votes cast with respect to a particular matter, but will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

Voting is confidential, in accordance with the provisions of Sections 8 and 9 of Article II of the By-Laws of the Corporation. Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified by independent inspectors of election. Any information which would identify the vote of any shareholder is held permanently confidential and will not be disclosed to the Corporation, except in limited circumstances set forth in such Sections of the By-Laws.


NOMINATION AND ELECTION OF DIRECTORS

At the meeting, five directors will be elected to Class II of the Board of Directors for three-year terms expiring at the 1999 Annual Meeting or until their respective successors are duly elected and qualified. Directors will be elected by a plurality of the votes cast at the meeting.

In accordance with the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, composed of as nearly equal a number of directors as is possible, with staggered terms of office so that one class of the directors must be elected at each annual meeting.

The Board of Directors currently consists of fifteen directors. Mr. Anthony H. Gioia was elected to the Board of Directors in February, 1996. Mr. Edward W. Duffy, who has served as director for 23 years, will retire from the Board of Directors at the 1996 Annual Meeting and the Board of Directors is deeply appreciative of the contributions made by Mr. Duffy. As a result, the Corporation will have fourteen directors as of the 1996 Annual Meeting. All nominees are members of the present Board of Directors.


As applicable to each nominee and continuing director, the name, age as of March 1, 1996, principal occupation, business experience for the last five years or more, other directorships and the year in which first elected a director, are set forth below.

BUSINESS BACKGROUND OF NOMINEES AND DIRECTORS

NOMINEES FOR CLASS II DIRECTORS'TERMS EXPIRING IN 1999

[PHOTO]   WILLIAM F. ALLYN

William F. Allyn, age 60, is President of Welch Allyn, Inc.,
Skaneateles Falls, N.Y., a manufacturer of medical equipment. Mr. Allyn joined Welch Allyn, Inc. in 1962 and was elected to his present position in 1980. Director of ONBANCorp., Inc.; Oneida Limited; and Perfex Corporation. Mr. Allyn has been a director of this Corporation since 1988.

[PHOTO]   WILLIAM E. DAVIS

William E. Davis, age 53, was elected Chairman of the Board and Chief Executive Officer in 1993. Mr. Davis joined the Corporation in 1990 as Vice President-Corporate Planning and was elected Senior Vice President in April 1992, serving in that capacity until elected Vice-Chairman of the Board of the Corporation in November 1992. Prior to that, Mr. Davis was executive deputy commissioner of the New York State Energy Office. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and its subsidiaries, Canadian Niagara Power Company, Limited and Plum Street Enterprises, Inc.; and Utilities Mutual Insurance Company. Mr. Davis has been a director of this Corporation since 1992.

[PHOTO]   WILLIAM J. DONLON

William J. Donlon, age 66, retired in 1993 as Chairman of the Board and Chief Executive Officer of the Corporation with 45 years service as an active employee. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and its subsidiary, Canadian Niagara Power Company, Limited; and ONBANCorp., Inc. Mr. Donlon has been a director of this Corporation since 1980.

[PHOTO]   ANTHONY H. GIOIA

Anthony H. Gioia, age 54, is Chairman and Chief Executive Officer of Gioia Management, Inc., a holding company for several companies, including three packaging companies, Cello-Pak, Corson Packaging and Armor Box, located in Buffalo and Lockport. Mr. Gioia has held his present position since 1987. Mr. Gioia was elected to the Board effective April 1, 1996.

[PHOTO]   DR. PATTI McGILL PETERSON

Patti McGill Peterson, age 52, is President of St. Lawrence University, Canton, N.Y. Dr. Peterson has held her present position since 1987. Director of Security Mutual Life Insurance Company of New York. Trustee of John Hancock Mutual Funds. Dr. Peterson has been a director of this Corporation since 1988.


CONTINUING CLASS I DIRECTORS - TERMS EXPIRING IN 1998

[PHOTO]   ALBERT J. BUDNEY, JR.

Albert J. Budney, Jr., age 48, was elected President of the Corporation effective April 1995. Mr. Budney was previously employed by UtiliCorp United, Inc., an energy services company, as Managing Vice President of the UtiliCorp Power Services Group and as President of the Missouri Public Service Division. From 1990-1992, he held the position of Vice President with Stone & Webster Inc., an engineering firm. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and its subsidiaries, Canadian Niagara Power Company, Limited and Plum Street Enterprises, Inc.; and Utilities Mutual Insurance Company. Mr. Budney has been a director of this Corporation since 1995.




[PHOTO]   EDMUND M. DAVIS

Edmund M. Davis, age 66, became of counsel to Hiscock & Barclay, LLP, Syracuse, N.Y., Attorneys-at-Law, effective July 1, 1995. Mr. Davis has been associated with the law firm since 1957. Member of the Central Region Board of Directors of Marine Midland Bank. Mr. Davis has been a director of this Corporation since 1970.

[PHOTO]   DR. BONNIE GUITON HILL

Bonnie Guiton Hill, age 54, is the Dean and Professor of Commerce of the McIntire School of Commerce at the University of Virginia. Dr. Hill has held her present position since 1992. Prior to that, she served as the Secretary of State and Consumer Services Agency for the State of California. During 1990 she was President and Chief Executive Officer of Earth Conservation Corps., and from 1989 to 1990, she served as Special Advisor to the President and Director of the United States Office of Consumer Affairs. Director of AK Steel Corporation; Crestar Financial Corporation; Hershey Foods Corporation; Louisiana-Pacific Corporation; and RREEF America, Inc. Dr. Hill has been a director of this Corporation since 1991.


[PHOTO]   HENRY A. PANASCI, JR.

Henry A. Panasci, Jr., age 67, is Chairman of the Board and Chief Executive Officer of Fay's Incorporated, a drug store chain. Mr. Panasci has held his present position since 1976. Prior to that he co-founded Fay's Drug Co., Inc. with his father in 1958 and was elected president in 1966. Director of the National Association of Chain Drug Stores. Mr. Panasci has been a director of this Corporation since 1988.


CONTINUING CLASS III DIRECTORS' TERMS EXPIRING IN 1997

[PHOTO]   LAWRENCE BURKHARDT, III

Lawrence Burkhardt, III, age 63, is an independent consultant. Prior to his retirement in 1990, Mr. Burkhardt was employed by the Corporation and served as Executive Vice President of Nuclear Operations. Director of Management Analysis Company. Mr. Burkhardt has been a director of this Corporation since 1988.


[PHOTO]   DOUGLAS M. COSTLE

Douglas M. Costle, age 56, is a Distinguished Senior Fellow and Chairman of the Board of the Institute for Sustainable Communities in Montpelier, Vt., and is of counsel to the law firm of Updike, Kelly and Spellacy. Mr. Costle served as Dean of the Vermont Law School in South Royalton, Vermont from 1987 until 1991. Former Administrator of the U.S. Environmental Protection Agency. Director of Air and Water Technologies Corporation. Trustee of John Hancock Mutual Funds. Mr. Costle has been a director of this Corporation since 1991.

[PHOTO]   DONALD B. RIEFLER

Donald B. Riefler, age 68, is self-employed as a financial market consultant and is an advisor to J. P. Morgan, Florida FSB. Prior to his retirement in 1991, Mr. Riefler was Chairman of the Market Risk Committee for J. P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York. Director of Bank of Tokyo Trust Company. Mr. Riefler has been a director of this Corporation since 1978.

[PHOTO]   STEPHEN B. SCHWARTZ

Stephen B. Schwartz, age 61, retired in 1992 as Senior Vice President, Market-Driven Quality, of International Business Machines Corporation. Mr. Schwartz joined IBM in 1957 and was elected Senior Vice President in 1990. From 1982, he served as an officer in a wide variety of sales, development, manufacturing, staff and general management positions. Director of MFRI, Inc. Mr. Schwartz has been a director of this Corporation since 1992.

[PHOTO]   JOHN G. WICK

John G. Wick, age 71, retired in June, 1994, as of counsel to Falk & Siemer, Buffalo, N.Y., Attorneys-at-Law. Mr. Wick had been a partner with Falk & Siemer since 1985 and has engaged in the practice of law since 1952. Mr. Wick has been a director of this Corporation since 1976.


BOARD OF DIRECTORS AND COMMITTEES

Meetings and Attendance

During 1995, thirteen meetings of the Corporation's Board of Directors were held. Each director serving in 1995 attended 87% ormore of the combined total of meetings of the Board of Directors and the Committees on which he or she served.

There are six standing Committees of the Board: the Audit Committee, the Compensation and Succession Committee, the Committee on Corporate Public Policy and Environmental Affairs, the Executive Committee, the Finance Committee and the Nuclear Oversight Committee. The Board does not have a standing Nominating Committee to nominate candidates for Board membership, but functions as a committee of the whole. Any nomination may be made from the floor by any shareholder who has made a written request to the Corporation to have such nomination considered at the annual meeting in accordance with the requirements of the Corporation's By-Laws. Information with respect to the Audit Committee and the Compensation and Succession Committee is set forth below.

Audit Committee

The Audit Committee, consisting of John G. Wick, Chairperson, William
F. Allyn, Bonnie Guiton Hill, Patti McGill Peterson and Donald B. Riefler, all of whom are non-employee directors, met seven times in 1995. Duties performed by the Audit Committee include: meeting with the independent accountants, chief internal auditors and certain personnel of the Corporation to discuss the planned scope of auditing examinations and the adequacy of internal controls and interim and annual financial reporting; reviewing the results of the annual examination of the consolidated financial statements and periodic internal audit examinations; reviewing the services and fees of the Corporation's independent accountants; overseeing matters involving compliance with corporate business ethics policies; reviewing management's assessment of financial risks; authorizing and participating in special projects and studies; and performing any other duties or functions deemed appropriate by the Board.

Compensation and Succession Committee

The Compensation and Succession Committee, consisting of Edward W. Duffy, Chairperson, William F. Allyn, Edmund M. Davis, Henry A. Panasci, Jr. and Stephen B. Schwartz, all of whom are non-employee directors, met eight times during 1995. The Committee reviews the annual and incentive compensation of the elected officers of the Corporation, the Corporation's pension and health benefit funds, savings fund, nuclear decommissioning trust funds, and officer development and succession plans, and makes recommendations to the Board of Directors with respect to these matters; regularly reviews the assets held by the various Trustees for the Corporation's trust funds and meets with investment managers to review earnings on assets held in the Trust funds when appropriate; selects, appoints or terminates investment managers and investment advisors and recommends to the Board of Directors continuation or replacement of any of the Trustees for these funds; and meets with the Corporation's actuarial advisor to review the advisor's annual reports and progress toward funding the pension and post-retirement health plans.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the persons (as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Corporation to beneficially own more than five percent (5%) of the Corporation's Common Stock as of December 31, 1995. It also shows the same information for all directors of the Corporation, the executive officers named in the Summary Compensation Table below and the directors and executive officers of the Corporation as a group.

                                                           Amount
                                                           and
                                                           Nature of
                                                           Beneficial     Percent
Title of Class   Name and Address of Beneficial Owner      Owner**        of Class
___________      __________________________________        _________      _______
Common Stock     Fidelity Management Trust Co.             11,136,566(1)  7.72 %
                 82 Devonshire Street
                 Boston, Massachusetts 02109

                 Franklin Resources, Inc.                   8,061,410(2)  5.6 %
                 777 Mariners Island Blvd.
                 San Mateo, California 94404

                 Directors:
                 ________
                 William F. Allyn                               1,000      *
                 Albert J. Budney, Jr.                              0      -
                 Lawrence Burkhardt, III                          452      *
                 Douglas M. Costle                                500      *
                 Edmund M. Davis                                2,274      *
                 William E. Davis                              14,422(3)   *
                 William J. Donlon                             15,343(4)   *
                 Edward W. Duffy                                3,234      *
                 Anthony H. Gioia                                 500(5)   *
                 Bonnie Guiton Hill                               700      *
                 Henry A. Panasci, Jr.                          2,500      *
                 Patti McGill Peterson                            500      *
                 Donald B. Riefler                              1,000      *
                 Stephen B. Schwartz                              500      *
                 John G. Wick                                   1,320      *

                 Named Executives:
                 ________________
                 B. Ralph Sylvia                               11,585(6)   *
                 John W. Powers                                19,530(7)   *
                 Darlene D. Kerr                                8,531(8)   *

                 All Directors and Executive
                 Officers (23) as a group                     106,994(9)   *

 * Less than one percent.
** Based on information furnished to the Corporation by the Directors and Executive Officers. Includes shares of Common Stock credited under the Employee Savings Fund Plan as of December 31, 1995.

(1)Fidelity Management Trust Company serves as Trustee. The above represents shares in the Corporation's Employee Savings Fund Plans for Non-Represented Employees and Represented Employees. The Trustee will vote all shares of Common Stock held in the Trusts established for the Plans in accordance with the directions received from the employees participating in the Plans. The Trustee will vote shares for which it receives no instructions in the same proportion as it votes shares for which it receives instructions.

(2)Includes 7,991,000 shares with respect to which Franklin Resources, Inc. ("Franklin") has sole voting power and 8,061,410 shares with respect to which Franklin has shared dispositive power, as reported on
Schedule 13G, dated February 12, 1996, filed with the SEC.

(3)Includes presently exercisable options for 12,625 shares of Common
Stock.

(4)Includes presently exercisable options for 13,333 shares of Common
Stock.

(5)Shares of Common Stock beneficially owned as of March 1, 1996.
(6)Includes presently exercisable options for 8,000 shares of Common
Stock.

(7)Includes presently exercisable options for 6,000 shares of Common
Stock.

(8)Includes presently exercisable options for 3,000 shares of Common
Stock.

(9)Includes presently exercisable options at January 27, 1996 for 57,958 shares of Common Stock.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based solely on a review of the copies of such forms and written representations from the Corporation's directors and executive officers, the Company believes that during the preceding year the Corporation's directors and executive officers have complied with all Section 16(a) filing requirements with the exception of one late report. Mr. John G. Wick, a director, failed to timely file Form 4, Statement of Changes of Beneficial Ownership of Securities, to report that he sold 1,200 shares and 2,700 shares of the Corporation's Preferred Stock, 9 1/2% Series, on September 1, 1995.

BOARD OF DIRECTORS' COMPENSATION AND SUCCESSION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation and Succession Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee has responsibility for recommending officer salaries and for the administration of the Corporation's annual officer incentive compensation plan, performance share unit plan, stock option plan and the 1995 Stock Incentive Plan. The Committee makes recommendations to the Board of Directors which makes final officer compensation determinations.

This Committee report describes the Corporation's executive officer compensation policies, the components of the compensation program, and the manner in which 1995 compensation determinations were made for the Corporation's Chairman of the Board and Chief Executive Officer, Mr. William E. Davis.



Base Salary

The Committee seeks to ensure that salaries of the Corporation's officers including executive officers, remain competitive with levels paid to comparable positions among 23 Eastern Region investor-owned electric and gas utilities (the same companies included in the peer group shown on the performance graph - the "Peer Group") together with other U.S. electric and gas utilities with comparable revenues (collectively referred to as the "Comparator Utilities"). The Committee believes that competitive salaries provide the foundation of the Corporation's officer compensation program and are essential for the Corporation to attract and retain qualified officers, especially in light of the increasing competition within the industry. Each officer position has been assigned to a competitive salary range. The Committee annually evaluates the continued competitiveness of these ranges and approves adjustments based on compensation survey data for the Comparator Utilities. The Committee intends to administer salaries within the 25th to 75th percentiles of practice with respect to those Comparator Utilities. The 1995 salary of the Chief Executive Officer and the average salary of the other four named executive officers fall below median (50th percentile) competitive levels. The Committee also annually evaluates each officer's performance and salary position within the range to which that position has been assigned. Taking these factors into account, the Committee independently determines the salary of the Chief Executive Officer ("CEO") and reviews recommendations submitted by the CEO in approving the salaries of the other executive officers.

1995 Stock Incentive Plan

On December 14, 1995, the Board of Directors approved the Corporation's 1995 Stock Incentive Plan ("SIP") applicable to officers to promote the success and enhance the value of the Corporation through the retention and continued motivation of participants, focusing their efforts toward the execution of business strategies directed toward improving financial returns to shareholders. Awards under the SIP consist of stock units and stock appreciation rights ("SARs"). The stock unit grants will be paid in cash in early 1998 based on the average closing price of the Corporation's common stock during the last twelve consecutive trading days in 1997. Dividends are credited with respect to all stock units granted. These credits are reinvested at the prevailing stock price, thereby increasing the number of stock units payable at the end of the period. The SARs first become exercisable on January 2, 1998 and may be exercised until they expire on December 31, 2002.

The SIP was structured so that any compensation earned by officers during the two-year period 1996 and 1997, in addition to base salary, will be based on the Corporation's year-end 1997 stock price and total returns realized by shareholders during this period. Accordingly, participants (including the executive officers listed in the Summary Compensation Table) will not receive any salary increases (except to reflect promotions), annual bonus payments or stock option grants during 1996 and 1997 and must surrender their rights to payment with respect to Performance Share Units granted in 1995 for the 1995-1997 period. Generally speaking, SIP grants were structured so that the Corporation's stock price would have to more than double during this two-year period in order for the total compensation of the participants to approximate median competitive levels. Since the stock units granted under the SIP will be paid in early 1998, and the Committee wishes to provide for a continuous program of long-term stock incentives thereafter, the Committee intends to grant share units for the 1996-1998 period. Any awards paid pursuant to these grants will be paid in early 1999, one year after the SIP stock unit grants have been paid and the SAR grants first become exercisable.

Annual Officer Incentive Compensation Plan ("OICP")

On December 13, 1990 the Board of Directors adopted the Corporation's OICP for officers and the Management Incentive Compensation Plan ("MICP")for management employees. The OICP is structured and administered so that a significant component of each officer's annual cash compensation must be earned on the basis of the Corporation's and the officer's annual performance. Incentive award opportunities for 1995 were set by the Committee at 35% of salary for Mr. Davis and at 20% to 35% for all other officers. The opportunities represent the maximum OICP payment an officer could earn with respect to 1995. OICP award opportunities are intended to position officer annual compensation (salary + OICP awards) within the 25th to 75th percentile of Comparator Utility practice depending on company financial, business and support unit performance.

As a condition of their participation in the 1995 Stock Incentive Plan, all officers will forego payment of annual bonuses in 1996 and 1997 under the OICP.

For the 1995 plan year, an incentive pool funding mechanism was used in the OICP as well as the MICP. If actual earnings per share ("EPS") were below budgeted EPS, there would be no incentive pool and consequently no payments to officers or management employees. If actual EPS equaled budgeted EPS, 50% of the maximum awards would be placed into the incentive pool. If EPS were to equal or exceed a maximum level, 100% of maximum awards would be placed into the incentive pool. The payment of actual awards from the incentive pool depends on the achievement of preestablished operating and financial criteria. Actual EPS would be determined after the cost of the awards under the OICP and MICP. In addition to the incentive pool funding mechanism, awards from the OICP and MICP were predicated on the maintenance of 1995 dividend payments at least equal to 1994 levels.

Since 1995 EPS was below the minimum required level, no OICP or MICP awards were paid.

Performance Share Unit Plan

On January 30, 1992, the Board of Directors adopted the Performance Share Unit Plan to provide executive officers of the Corporation with the opportunity to earn longer-term incentive awards, payable in cash at the end of a three-year period (the "Performance Cycle"), based on the achievement of performance results which provide appropriate financial returns to the Corporation's shareholders and quality services to its customers.

The number of performance share units ("PSUs"), together with the stock options described below, which are granted each year is based on an evaluation of the long-term incentive award opportunities provided by the Comparator Utilities. The Committee endeavors to position long-term incentive grants in the top quartile relative to the practices of these utilities. However, any amounts realized under the Performance Share Unit Plan are largely dependent upon the performance of the Corporation in relation to that of the Peer Group during the 3-year Performance Cycle.

The number of PSUs that are earned out of the total granted at the end of the 1995-1997 Performance Cycle will be based on (1) total shareholder return i.e., market appreciation plus dividends (75% of PSUs), and (2) the quality of service the Corporation provides its customers (25% of PSUs) during the Performance Cycle measured relative to the Peer Group. To earn all the PSUs, the Corporation's relative ranking on total shareholder return would have to equal or exceed the 85th percentile of the Peer Group and the relative ranking on customer satisfaction would have to equal or exceed the 75th percentile. The earning of any PSUs under (1) above is conditioned on the Corporation's 3-year total return to shareholders equaling the 25th percentile for the Peer Group. Dividends are credited with respect to all PSUs granted during the Performance Cycle. These dividend credits are reinvested at the prevailing stock price, thereby increasing the number of PSUs available to be earned during the Performance Cycle. The cash payment value of each performance share unit earned will be equal to the Corporation's average daily closing stock price during the fourth quarter of the last year of the Performance Cycle.

As previously described, as a condition of participation in the 1995 Stock Incentive Plan, participants must surrender their rights to payment with respect to performance share units granted for the 1995-1997 performance period.

Stock Option Plan

On May 5, 1992, the shareholders approved the Corporation's 1992 Stock Option Plan applicable to officers. The purpose of this plan is to promote the interests of the Corporation, its shareholders, and its ratepayers by ensuring continuity of management and increased incentive on the part of officers and other key employees of the Corporation and its subsidiaries through facilitating their acquisition of equity interests in the Corporation. These options are intended to compensate participants commensurate with future increases in stock price.

Dividends are credited on all outstanding options and are regarded as having been reinvested to purchase shares of the Corporation's common stock. At the time the option is exercised, the officer receives a cash payment equal to the value of the dividend share credits at the prevailing stock price.

In connection with implementation of the 1995 Stock Incentive Plan, the Board of Directors determined not to grant any stock options during 1996 and 1997.

Compensation of William E. Davis, Chairman of the Board and Chief
Executive Officer

Mr. Davis became CEO on May 1, 1993. During 1995, Mr. Davis' salary was increased by 8.8% to his present annual level of $490,000. The Committee has been advised by its consultant that Mr. Davis' 1995 salary falls below the median relative to the CEOs of the Comparator Utilities. Early in 1995, the Committee approved the grant of 25,000 PSUs under the Performance Share Unit Plan to Mr. Davis (which grant must be surrendered in connection with the grants under the 1995 Stock Incentive Plan described below). On January 25, 1995 the Corporation granted 10,000 stock options to Mr. Davis. These options become exercisable on January 25, 1998 and expire on January 25, 2005, ten years following the date they were granted. On December 13, 1995, the Board granted Mr. Davis 25,000 stock units and 142,500 SARs, with an exercise price of $10.75, under the 1995 Stock Incentive Plan.

Mr. Davis' salary increase reflected an evaluation of his performance and the fact that his salary was below the median relative to Comparator Utility practice. His stock option and PSU grants were determined with reference to the 75th percentile of Comparator Utility practice. Mr. Davis' SIP stock unit and SAR grants were intended to maintain the competitiveness of his total compensation during the 1996 and 1997 period within the 25th to 75th percentiles of Comparator Utility practice, based on the Corporation's stock price, considering that his salary would not be increased and that he would receive no annual bonuses and no stock options during this two-year period.

                          _____________________

The Committee is aware of the limitations that tax legislation has placed on the tax deductibility of compensation in excess of $1 million which is paid in any year to an executive officer. Currently none of the executive officers has received compensation subject to such limitations. The Committee believes that payments received under the OICP, Performance Share Unit Plan, Stock Option Plan and 1995 Stock Incentive Plan will reflect Company performance, and it will continue to monitor developments in this area and take appropriate actions to preserve the tax deductibility of compensation paid to executive officers, should this become necessary.

Through the combination of base salary, and during 1996 and 1997, the combination of stock unit and stock appreciation right grants, the Committee seeks to focus the efforts of officers toward improving, annually and over the longer-term, the financial returns for its shareholders.


Edward W. Duffy, Chairperson
William F. Allyn
Edmund M. Davis
Henry A. Panasci, Jr.
Stephen B. Schwartz





EXECUTIVE COMPENSATION

The table below sets forth all compensation paid by the Corporation and its wholly-owned subsidiaries for services rendered in all capacities during the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, to the Chairman of the Board and Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation for the fiscal year ended December 31, 1995.

                                      Summary Compensation Table
                                     Fiscal Years 1995, 1994 and 1993
                                                                                      Long Term Compensation
                                                                                      _______________________
                                                 Annual Compensation Securities
                                                _________________________________
                                                                        Other         Restricted   Underlying    All Other
                                                                        Annual          Stock       Options/   Compensation
Name                   Position         Year   Salary(A)     Bonus   Compensation    Awards($)(D)   SARs(#)         (E)
_____                   _______         ____   _________     ______  ____________   ____________    _________  ____________
W. E. Davis         Chairman of the     1995   $490,542    $     0     $     0         $246,875     152,500     $ 18,729
                    Board and Chief     1994    457,867          0           0             -         20,000       28,591
                    Executive Officer   1993    394,045     40,632      65,314             -         11,125      123,692



A. J. Budney, Jr.   President and       1995    237,251     50,000(B)   32,727(C)       148,125      76,000       47,541
                    Chief Operating     1994       -          -           -                -           -            -
                    Officer             1993       -          -           -                -           -            -

B. R. Sylvia        Executive Vice      1995    295,001          0           0           98,750      49,000       24,832
                    President           1994    290,834          0           0             -          5,000        8,061
                                        1993    280,834     58,921           0             -          5,000        7,970

J. W. Powers        Senior Vice         1995    228,251          0           0                0      22,000       39,466
                    President           1994    206,683          0           0                0       3,000        8,454
                                        1993    196,651     27,899           0             -          3,000        8,383


D. D. Kerr          Senior Vice         1995    191,085          0           0           74,063      31,500        7,338
                    President(F)        1994    183,968          0           0             -          3,000        6,829
                                        1993       -          -              -             -           -            -


(A) Includes all employee contributions to the Employee Savings Fund Plan; for Messrs. Davis, Budney, and Powers, Directors' fees received from Opinac Energy Corporation; and for Mr. Davis, in 1993, Director fees received from the Corporation.

(B) 1995 bonus for Mr. Budney represents a bonus for 1995 guaranteed at the time he was hired if OICP EPS thresholds were not met.

(C) 1995 Other Annual Compensation for Mr. Budney represents amounts reimbursed for payment of taxes associated with relocation expenses.

(D) Stock Units were granted pursuant to the 1995 Stock Incentive Plan. These stock units vest and become payable on December 31, 1997. Dividend equivalents will be credited on all stock units and will be paid in cash when the related stock units are paid. The values listed in the table were calculated by multiplying the stock units granted by the closing market price of the company's stock ($9.875) on the date of the grant (12/13/95). As of the end of the 1995 fiscal year, based on a closing market price of $9.50, Mr. Davis held 25,000 stock units having a market value of $237,500; Mr. Budney held 15,000 stock units having a market value of $142,500; Mr. Sylvia held 10,000 stock units having a market value of $95,000; and Ms. Kerr held 7,500 stock units having a market value of $71,250.

(E)  Other Compensation for 1995 includes:

Employer contributions to the Corporation's Employee Savings Fund Plan:Mr. Davis ($3,000), Mr. Sylvia ($3,000), Mr. Powers ($4,500), and
Ms. Kerr ($4,500); Taxable portion of life insurance premiums: Mr. Davis ($9,259), Mr. Budney ($1,104), Mr. Sylvia ($3,537), Mr. Powers
($3,502), and Ms Kerr ($1,652); Employer contributions to the Corporation's Excess Benefit Plan: Mr. Davis ($6,470), Mr. Sylvia ($1,425), Mr. Powers ($1,464), and Ms. Kerr ($1,186); Payments under the Corporation's Relocation Policy: Mr. Budney ($46,437); Lump-sum payment in lieu of increase in base annual salary: Mr.Sylvia ($15,000);
Lump-sum payment following successful closing of the   sale of HYDRA-CO
Enterprises, Inc.: Mr. Powers ($30,000); Personal Travel Allowance: Mr. Sylvia ($1,621); Miscellaneous Non-Cash Awards: Mr. Sylvia ($249).


(F) Ms. Kerr was appointed an Executive Officer effective January 1,
1994.

The following table discloses, for the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number and terms of options granted during the fiscal year ended December 31, 1995.


                                  Option/SAR Grants in Last Fiscal Year
                                           Individual Grants
                   ______________________________________________________________________
                      Number of     of Total
                     Securities   Options/SARs
                     Underlying    Granted to
                    Options/SARs   Employees    Exercise or                 Grant Date
                      Granted      In Fiscal    Base Price   Expiration       Present
Name                  (#)(A)        Year (B)    Per Share      Date(C)       Value (D)
_____________      ___________     _________   __________    ___________    __________
W. E. Davis           10,000        11.71%      $14.75        1/25/2005     $ 28,910
W. E. Davis          142,500        34.42%       10.75       12/31/2002      206,910
A. J. Budney, Jr.     10,000        11.71%       14.00        4/03/2005       27,440
A. J. Budney, Jr.     66,000        15.94%       10.75       12/31/2002       95,832
B. R. Sylvia           5,000         5.86%       14.75        1/25/2005       14,455
B. R. Sylvia          44,000        10.63%       10.75       12/31/2002       63,888
J. W. Powers           3,000         3.51%       14.75        1/25/2005        8,673
J. W. Powers          19,000         4.59%       10.75       12/31/2002       27,588
D. D. Kerr             3,000         3.51%       14.75        1/25/2005        8,873
D. D. Kerr            28,500         6.88%       10.75       12/31/2002       41,382



(A) The first grant listed for each officer represents a grant of stock options made under the Stock Option Plan, while the second grant represents stock appreciation rights granted under the 1995 Stock Incentive Plan. The issuance of common stock pursuant to the Stock Option Plan is subject to approval by the New York State Public Service Commission.

(B) Percentages are shown separately for stock options and SARs as applicable.

(C) Stock Options become exercisable January 25, 1998 (for Mr. Davis, Mr. Sylvia, Mr. Powers and Ms. Kerr) and April 3, 1998 (for Mr.
Budney), and Stock Appreciation Rights become exercisable January 2, 1998. All SARs become exercisable upon a Change In Control.

(D) The Grant Date Present Value of Stock Options is calculated using the Black-Scholes Option Pricing Model with the following assumptions: market price of the stock at January 25, 1995 grant date ($14.75) and at April 3, 1995 grant date ($14.00); exercise price of options that expire on January 25, 2005 ($14.75) and options that expire on April 3, 2005 ($14.00); stock volatility (0.1731); dividend yield (4.94%); risk free rate (7.50%); exercise term (10 years); Black-Scholes ratio (0.196); and Black-Scholes value ($2.891) for options that expire on January 25, 2005 and ($2.744) for options that expire on April 3, 2005. The Black-Scholes values do not reflect dividend share equivalents credited on all outstanding stock options which will be paid when the associated stock options are exercised. The Grant Date Present Value of Stock Appreciation Rights is also calculated using the Black-Scholes Option Pricing Model with the following assumptions: market price of the stock at December 13, 1995 grant date ($9.875); exercise price of rights that expire on December 31, 2002 ($10.75); stock volatility (0.2376); dividend yield (6.45%); risk free rate (5.70%); exercise term (8 years); Black-Scholes ratio (0.147); and Black-Scholes value ($1.452) for rights that expire on December 31, 2002.

The following table summarizes exercises of options by the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number of unexercised options held by them and the spread (the difference between the current market price of the stock and the exercise price of the option, to the extent that market price at the end of the year exceeds exercise price) on those unexercised options for fiscal year ended December 31, 1995.

                          Aggregated Option/SAR Exercises in Last Fiscal Year
                                  and Fiscal Year-End Option Values

                                                     Number of
                                                Securities Underlying             Value of Unexercised
                                              Unexercised Options/SARs               Options/SARs At
                                               At Fiscal Year End (#)            Fiscal Year-End ($) (A)
                                               __________________________    _____________________________
                    Shares
                 Acquired on       Value
Name             Exercise (#)   Realized ($)   Exercisable    Unexercisable  Exercisable    Unexercisable
_____            ___________    ___________    __________     ____________   ___________    _____________
W. E. Davis           0             $0            1,500          183,625         $0               $0
A. J. Budney, Jr.     0              0                0           76,000          0                0
B. R. Sylvia          0              0            3,000           59,000          0                0
J. W. Powers          0              0            3,000           28,000          0                0
D. D. Kerr            0              0            1,500           36,000          0                0


(A) Calculated based on the closing market price of the Corporation's common stock on December 29, 1995 ($9.50), which is less than the exercise price of all unexercised options.

The following table outlines the awards granted to the Chairman of the Board and Chief Executive Officer, Mr.William E. Davis, and the other named executives under the Corporation's Performance Share Unit Plan, a long-term incentive plan, for the fiscal year ended December 31, 1995. These grants must be surrendered as a condition of receiving restricted stock units granted under the 1995 Stock Incentive Plan. See Restricted Stock Award Column in Summary Compensation Table for information regarding the restricted stock unit grants.




                      Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                        Estimated Future Payouts
                                                   Under Non-Stock Price-Based Plans
                                                   _______________________________
                        Number       Performance
                       of Share       or Other
                       Units or     Period Until
                     Other Rights    Maturation    Threshold   Target   Maximum
Name                    (#)          Or Payout       (#)(A)    (#)(B)     (#)
_____               _____________    ___________   _________  ________  _________
W. E. Davis           25,000           1998           6,250      -       25,000
A. J. Budney, Jr.     11,458           1998           2,865      -       11,458
B. R. Sylvia          10,000           1998           2,500      -       10,000
J. W. Powers           6,000           1998           1,500      -        6,000
D. D. Kerr             6,000           1998           1,500      -        6,000


(A) The number of units listed in this column represent the units earned at threshold performance on both goals in the plan (i.e., Total Shareholder Return- 75%, Customer Satisfaction - 25%).

(B) The Performance Share Unit Plan does not have a target payout. Awards between threshold and maximum are determined by interpolation. For more details regarding plan performance criteria, refer to the section in the Compensation Committee Report entitled "Performance Share Unit Plan."

NIAGARA MOHAWK POWER CORPORATION

Comparison of Five Year Cumulative Total Return(1) vs. S&P 500 and Peer Group of Eastern Region Utilities

[ILLUSTRATION OF PERFORMANCE GRAPH]


             1990     1991     1992     1993     1994     1995
NMPC        100.00   138.78   154.55   170.71   128.68    93.77
S&P 500     100.00   130.47   140.41   154.56   156.60   215.45
Peer Group  100.00   129.12   148.10   161.65   139.02   183.89


Assumes $100 invested on 12-31-90 in Niagara Mohawk stock, S&P 500 and Eastern Region utilities. All dividends assumed to be reinvested over the five-year period.

PEER GROUP OF EASTERN REGION UTILITIES:

Allegheny Power System Inc.               Long Island Lighting Co.
Atlantic Energy, Inc.                     National Fuel Gas Company
Baltimore Gas & Electric Company          New England Electric System
Boston Edison Company                     New York State Electric & Gas Corp.
Brooklyn Union Gas Company                Northeast Utilities
Central Hudson Gas & Electric Corp.       Orange & Rockland Utilities Inc.
Central Maine Power Co.                   Pennsylvania Power & Light Co.
Consolidated Edison Co. of New York, Inc. PECO Energy Company
DQE, Inc.                                 Public Service Enterprise Group Inc.
Delmarva Power & Light Co.                Rochester Gas & Electric Corp.
Eastern Utilities Associates              The United Illuminating Company
General Public Utilities Corp.



(1) Total returns for each Eastern Region Utility were determined in accordance with the Securities and Exchange Commission's regulations, i.e., weighted according to each issuer's stock market capitalization.

Retirement Benefits

The following table illustrates the maximum aggregate pension benefit, with certain deductions for Social Security, payable by the Corporation under both the Niagara Mohawk Pension Plan (the "Basic Plan") and the Corporation"s Supplemental Executive Retirement Plan (the "Supplemental Plan") to an officer in specified average salary and years-of-service classifications. Such benefit amounts have been calculated as though each officer selected a straight life annuity and retired on December 31, 1995 at age 65. The amount of compensation taken into account under a tax-qualified plan is subject to certain annual limits (adjusted for increases in the cost of living, $150,000 in 1994 and $150,000 in
1995). This limitation may reduce benefits payable to highly compensated individuals.

                          Annual Retirement Allowance

3-Year Average   10 Years  20 Years   30 Years   40 Years    45 Years
Annual Salary    Service*  Service    Service    Service     Service
______________   _________ __________ _________  _________   _________
  $150,000        $21,090  $ 82,512   $ 82,512   $ 82,512    $ 94,770
   225,000         27,534   127,512    127,512    127,512     127,512
   300,000         27,961   172,512    172,512    172,512     172,512
   375,000         27,961   217,512    217,512    217,512     217,512
   450,000         27,961   262,512    262,512    262,512     262,512
   525,000         27,961   307,512    307,512    307,512     307,512


*Subject to five-year average annual salary.

The credited years of service under the Basic and Supplemental Plans for the individuals listed in the Summary Compensation Table are Mr. Davis, 6 years; Mr. Budney, 1 year; Mr. Sylvia, 5 years; Mr. Powers, 32 years; Ms. Kerr, 22 years.

The Basic Plan, a noncontributory, tax-qualified defined benefit plan, provides all employees of the Corporation with a minimum retirement benefit related to the highest consecutive five-year average compensation. Compensation covered by the Basic Plan includes only the participant's base salary or pay, subject to the maximum annual limit noted above. Directors who are not employees are not eligible to participate.


The Supplemental Plan is a nonqualified, noncontributory defined benefit plan providing additional benefits to certain officers of the Corporation upon retirement after age 55 who have 20 or more years of employment. The Committee may grant exceptions to these requirements. The Supplemental Plan provides for payment monthly of an amount equal to the greater of (i) 60% of monthly base salary averaged over the final 36 months of employment, less benefits payable under the Basic Plan, retirement benefits accrued during previous employment and one-half of the maximum Social Security benefit to which the participant may be entitled at the time of retirement, or (ii) benefits payable under the Basic Plan without regard to the annual benefit limitations imposed by the Internal Revenue Code. Effective January 1, 1995, participants in the Supplemental Plan may elect to receive their benefit in a lump sum payment provided certain established criteria are met.

Employee Agreements

In 1993, the Corporation entered into employment agreements with Messrs. Davis, Sylvia and Powers. The Corporation also entered into employment agreements with Ms. Kerr upon her appointment as an Executive Officer effective January 1, 1994 and with Mr. Budney when he was hired in 1995. The agreements have a three-year term, and, unless either party gives notice to the contrary, the agreements are extended at the end of each year for an additional year. The agreements provide that the executive will be able to participate in the Corporation's incentive compensation plans according to their terms. If at any time the executive's employment is terminated by the Corporation without cause or, following a change in control, the executive terminates employment for good reason (as defined in the agreement), the executive will be entitled to a severance benefit paid over two years in an amount equal to two times the executive's base salary plus an amount equal to two times the greater of the executive's (i) most recent annual incentive award or (ii) average annual incentive award paid over the previous three years. The employment agreements also provide that the executive's benefits under the Corporation's Supplemental Executive Retirement Plan will be based on the executive's salary, annual incentive awards and SIP awards, as applicable. Further, that if the executive's employment terminates under the conditions noted above, or after completing eight years of service, the executive will be deemed fully vested under such plan. The agreements restrict under certain circumstances the executive's ability to compete with the Corporation and to use confidential information concerning the Corporation. In the event of a dispute over an executive's rights under the executive's agreement following a change in control of the Corporation, the Corporation will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

In November, 1994, the Corporation entered into a supplemental agreement with Mr. Powers in exchange for his foregoing retirement under the Corporation's Voluntary Employee Reduction Program and continuing employment with the Corporation until December 31, 1996. Under this agreement, Mr. Powers became entitled to a lump sum payment following the successful closing of the sale of HYDRA-CO Enterprises, Inc., and, upon his retirement on December 31, 1996, Mr. Powers will be entitled to (i) a severance allowance equal to one-half of his annual salary then in effect and (ii) a benefit under the Corporation's Supplemental Executive Retirement Plan no less than his benefit calculated as of November, 1994, and based on his salary and annual incentive award as disclosed in the Summary Compensation Tables of the Corporation's proxy statement for the years 1994, 1995 and 1996.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Corporation receive an annual retainer of $20,000 and $1,000 per Board meeting attended. Directors who are not employees and who chair any of the standing Board Committees receive an additional annual fee of $3,000 and those who serve on any of the standing Board Committees, including the chair, receive $850 per Committee meeting attended. The Corporation also reimburses its directors for travel, lodging and related expenses they incur in attending Board and Committee meetings.

The Corporation has an unfunded, nonqualified retirement plan for directors who have not been employees of the Corporation. Under the plan, a director retiring at age 65 or older after ten years of service as a director is entitled to an annual benefit equal to such director's annual retainer, including Chairperson's fee if applicable, at the time of retirement. If a director of such age retires after serving less than ten years, but more than five years, such director will receive a pro-rated benefit based on years of service. If a director serves on the Board less than five years or leaves before reaching age 65, no benefit is available.

The Corporation provides certain health and life insurance benefits to directors who are not employees of the Corporation. During 1995, the following directors received the indicated benefits under the foregoing arrangements: Mr. Allyn ($6,566), Mr. Burkhardt ($3,463), Mr. Costle ($3,760), Mr. Edmund Davis ($5,307), Mr. Donlon ($180), Mr. Duffy ($5,062), Dr. Hill ($362), Mr. Panasci ($182), Dr. Peterson ($2,845),
Mr. Riefler ($5,888) and Mr. Wick ($6,059). Mr. Burkhardt received a consulting fee of $18,000 during 1995.

COMPENSATION AND SUCCESSION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors Allyn, Duffy, Edmund Davis, Panasci and Schwartz, all of whom are non-employee directors, are members of the Compensation and Succession Committee.

Edmund Davis is of counsel to the law firm of Hiscock and Barclay, LLP. The Corporation retained Hiscock and Barclay, LLP, to represent the Corporation on certain litigation matters and to provide legal counsel on corporate matters. The Corporation paid that firm a total of $1,597,608 for services rendered during 1995.

ADDITIONAL INFORMATION

The directors and officers of the Corporation and its subsidiaries are insured against obligations which may be incurred as a result of the Corporation's indemnification of its directors and officers. The coverage also insures the directors and officers against liabilities for which they may not be indemnified by the Corporation or its subsidiaries, except a dishonest act or breach of trust. The insurance was purchased from the National Union Fire Insurance Company, Associated Electric & Gas Insurance Services, Ltd., Aetna Casualty and Surety Company, Federal Insurance Company, CNA Insurance Company and ACE Insurance Company, Ltd. for the term from January 31, 1996 to January 30, 1997 for an aggregate premium of $2,005,273.


INDEPENDENT ACCOUNTANTS

The Corporation has selected the independent accounting firm of Price Waterhouse LLP to examine the financial statements of the Corporation and its subsidiaries for the year ended December 31, 1996. Representatives of Price Waterhouse LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

QUARTERLY REPORTS

Shareholders who are not receiving quarterly reports directly from the Corporation and who would like to receive the Corporation's quarterly reports may write to Investor Relations, Niagara Mohawk Power
Corporation, 300 Erie Boulevard West, Building C-3, Syracuse, New York 13202-7904 to be included on the Corporation's mailing list.

OTHER BUSINESS

The management does not know of any matters of business other than the foregoing to be presented at the Annual Meeting. However, if other matters are properly brought before the meeting or any adjournment thereof, the proxies will be voted accordingly to the best judgment of the persons authorized thereby.

Expenses incurred in connection with this solicitation will be borne by the Corporation. The firm of D. F. King & Co., Inc. has been engaged to aid in the solicitation of proxies for a fee of $10,500. Directors, officers or employees of the Corporation may solicit proxies in person, by telephone, or by mail, but without extra compensation. Upon request, brokerage houses or other nominees or fiduciaries will be reimbursed by the Corporation for the expense of forwarding proxy material to beneficial owners of stock.


SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Corporation on or before November 25, 1996, to be considered for inclusion in the Corporation's Proxy
Statement and Form of Proxy relating to that meeting.

By Order of the Board of Directors



Kapua A. Rice
Secretary






Dated:    March 25, 1996





DIRECTIONS TO THE DESMOND
660 Albany-Shaker Road (I-87 Exit 4) Albany, New York 12211
(518) 869-8100

[MAP ILLUSTRATION]


Coming from Montreal, Lake George, Saratoga:

Take the Adirondack Northway I-87 to Exit 4, Wolf Road/Albany Airport. Turn left onto Wolf Road. Take next left onto Albany-Shaker Road. The Desmond entrance is on the left.


Coming from New York City:

Take the NYS Thruway North to Exit 24. After toll booths, take the Adirondack Northway I-87 North to Exit 4, Wolf Road/Albany Airport. Turn left onto Wolf Road. Take next left onto Albany-Shaker Road. The Desmond entrance is on the left.

Coming from Buffalo, Rochester, Syracuse:

Take the NYS Thruway East to Exit 24. After toll booths, take the Adirondack Northway I-87 North to Exit 4, Wolf Road/Albany Airport. Turn left onto Wolf Road. Take next left onto Albany-Shaker Road. The Desmond entrance is on the left.

Coming from Massachusetts:

Take the Massachusetts Turnpike West to Albany, New York to Exit B1, marked I-90 Albany West. Proceed 15-20 miles, past Rensselaer, onto bridge to Albany. Proceed on I-90 until you see a sign for Montreal North. Take the Adirondack Northway I-87 to Exit 4, Wolf Road/Albany Airport. Turn left onto Wolf Road. Take next left onto Albany-Shaker Road. The Desmond entrance is on the left.


















[NM LOGO]
Niagara Mohawk Power Corporation


Proxy Solicited by the Board of Directors for Annual Meeting to be held at 10:30 A.M. May 7, 1996
The Desmond
660 Albany-Shaker Road (I-87 Exit 4)
Albany, New York 12211


The undersigned hereby appoints William E. Davis, Henry A. Panasci, Jr., Donald B. Riefler, and John G. Wick, and each or any of them, proxies of the undersigned, with power of substitution to vote at the Annual Meeting of Shareholders, and at any adjournments thereof.

Said proxies are instructed to vote for or against proposals, as indicated by the undersigned (or, if no indication is given, for Proposal 1).

Please sign and mail promptly to assure your representation at the meeting.





(continued and to be signed on the other side)












[NM LOGO]                         PROXY INFORMATION ENCLOSED

Please mark
your votes
as this    X

The Directors recommend a vote "FOR" Proposal 1:

1. Election of Directors to Class II:
William F. Allyn, William E. Davis, William J. Donlon, Anthony H.
Gioia, Dr. Patti McGill Peterson.


___ FOR all nominees
    listed above

___ WITHHOLD AUTHORITY to vote
    for nominees listed above.

___(INSTRUCTIONS: To withhold authority
    to vote for any nominee(s), write the
    name(s) in the space provided below.)

    ______________________________________

2. To transact such other business as may properly come before the meeting.

Dated __________________________________, 1996
Signature ____________________________________
Signature if held jointly ________________________

Please give your full title when signing as attorney, trustee, executor, administrator, or guardian, etc.

____________________________________________